EXHIBIT 10.1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS EXHIBIT, AND SUCH CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LICENSE AGREEMENT

This License Agreement (this “Agreement”), dated as of January 8, 2016 (the “Effective Date”), is made and entered into between ABT Holding Company (“ATHX”), a Delaware corporation having its principal place of business at 3201 Carnegie Avenue, Cleveland, OH 44115 and wholly-owned subsidiary of Athersys, Inc. (“Athersys”), and Healios, K.K. (“Healios”), a Japanese company having its principal place of business at World Trade Center Bldg. 15F, 2-4-1 Hamamatsucho, Minato-ku, Tokyo 105-6115 Japan. ATHX and Healios may be referred to individually as a “Party” and collectively as the “Parties”.

ATHX and Healios hereby agree as follows:

SECTION 1	DEFINITIONS.

Capitalized terms used in this Agreement shall have the meaning ascribed to them in the preamble or recitals above, this Section 1, or the following Sections of this Agreement.

1.1 The term “Affiliate” shall mean, with respect to a Party, a corporation or other legal entity, directly or indirectly, controlling, controlled by or under common control with such Party. For purpose of this definition, the term “control” and, with correlative meanings, the terms “controlled by” and “under common control with”, as used with respect to any corporation or other entity, means (a) direct or indirect ownership of fifty percent (50%) or more of the securities or other ownership interests representing the equity voting stock or general partnership or membership interest of such corporation or other entity or (b) the power to direct or cause the direction of the management or policies of such corporation or other entity, whether through the ownership of voting securities by contract or otherwise.

1.2 The term “ARDS/[*] Field” shall mean the treatment of acute respiratory distress syndrome (“ARDS”) or [*].

1.3 The term “ARDS/[*] Product” shall mean any product for the ARDS/[*] Field in the Territory.

1.4 The term “ATHX MAPC Background Patents” shall mean any (a) patents and patent applications that are owned or controlled by ATHX or any of its Affiliates as of the Effective Date and are pending or issued in the Territory, (b) pre-grant forms claiming priority to of any of the foregoing, including provisionals, converted provisionals, divisionals, continuations (in whole or in part), (c) all patents issuing from any of the foregoing, and (d) all post-grant forms of any of the foregoing, including extensions, in each case (a) – (d),

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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that, if issued, would be infringed, but for the license granted under Section 2.3, by use in the Organ Bud Field. ATHX MAPC Background Patents owned or controlled by ATHX as of the Effective Date include the patents listed in Schedule 1.

1.5 The term “ATHX MultiStem Background Know-How” shall mean Know-How that is owned or controlled by ATHX or its Affiliates as of the Effective Date, in each case, that is specifically related to Products in the Primary Field or to development, distribution, promotion, marketing, manufacture, use, import, offer for sale, or sale of Products in the Primary Field.

1.6 The term “ATHX MultiStem Background Patents” shall mean any (a) patents and patent applications that are owned or controlled by ATHX or any of its Affiliates as of the Effective Date and are pending or issued in the Territory, (b) pre-grant forms claiming priority to of any of the foregoing, including provisionals, converted provisionals, divisionals, continuations (in whole or in part), (c) all patents issuing from any of the foregoing, and (d) all post-grant forms of any of the foregoing, including extensions, in each case, that (if issued) would be infringed, but for the license granted under Sections 2.1 or 2.2 by the manufacture, development, distribution, promotion, marketing, use, import, offer for sale or sale of Products in the Primary Field. ATHX MultiStem Background Patents owned or controlled by ATHX as of the Effective Date include the patents as listed in Schedule 2.

1.7 The term “Conditional Approval” shall mean approval under the Japanese Pharmaceuticals and Medical Devices Act (PMDA) enacted November 2014 for a Product that allows time-limited marketing approval for use of the Product.

1.8 The term “Cost of Supply” shall mean [*].

1.9 The term “Foreground IP” shall mean, with respect to a Party, (a) any and all non-public, proprietary technical information, know-how, trade secret, data, test results, knowledge, techniques, discoveries, inventions, specifications, designs, regulatory filings, and other information (whether or not patentable) and (b) any intellectual property rights thereon (except trademarks), including patent and patent application issuing or filed for based thereon and copyright; in each case under clause (a) and (b), that is specifically related to a Product or to the manufacture, development, distribution, promotion, marketing, use, import, offer for sale or sale of a Product and that is first owned or controlled on or after the Effective Date by such Party or any of its Affiliates.

1.10 The term “Full Approval” shall mean final marketing approval for sale and distribution of an approved Product.

1.11 The term “Ischemic Stroke Field” shall mean the treatment of ischemic stroke in humans.

1.12 The term “Ischemic Stroke Product” shall mean any product within the Ischemic Stroke Field for the Territory.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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1.13 The term “Know-How” shall mean any and all non-public, proprietary technical information, know-how, data, test results, knowledge, techniques, discoveries, inventions, specifications, designs, regulatory filings, and other information (whether or not patentable).

1.14 The term “Laws” shall mean all applicable laws, statutes, regulations, rules, ordinance, order, decree, ruling or binding position or guideline of any governmental authority having jurisdiction over the subject act(s) or matter(s).

1.15 The term “LOI” shall mean that Letter of Intent dated 15 October 2015 by and between the Parties.

1.16 The term “MAPC” shall mean any multipotent adult progenitor cell described in ATHX MAPC Background Patents.

1.17 The term “Net Sales” shall mean, with respect to each Product, the total gross sales of such products sold by Healios, its Affiliate or their respective direct or indirect sublicensee under the license or sublicense of this Agreement, for arm’s length sales to any non-Affiliated third party in the Territory, less the following deductions: trade and cash discounts, sales and excise taxes, rebates and return of goods. The foregoing shall be booked or calculated in accordance with Generally Accepted Accounting Principles (GAAP) or International Financial Reporting Standard (IFRS) each as consistently applied by the selling entity. For clarification, if the product once sold by Healios, its Affiliate or their sublicensee, for arm’s length sales to any non-Affiliated third party in the Territory is recalled, such sales shall be deducted from the Net Sales.

1.18 [Section no longer used.]

1.19 The term “Organ Bud Field” shall mean (a) as of the Effective Date, the treatment of liver disease or dysfunction in humans by implant of certain liver cell precursors (such organ tissue cell precursors known as “organ buds”) (“First Indication”) and (b) shall be expanded to include the treatment of other organ diseases or dysfunctions in humans by implant of organ buds if and only if the option to expand the Field is exercised by Healios in accordance with SECTION 4.

1.20 The term “Organ Bud Product” shall mean a product that is used for organ bud transplantation in humans in the Organ Bud Field and that is generated at least in part using MAPC.

1.21 The term “Organ Bud Product Net Sales” shall mean [*].

1.22 The term “Other Improvements” shall mean with respect to a Party, (a) any and all non-public, proprietary technical information, know-how, trade secret, data, test results, knowledge, techniques, discoveries, inventions, specifications, designs, regulatory filings, and other information (whether or not patentable) and (b) any intellectual property rights

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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thereon (except trademarks), including patent and patent application issuing or filed for based thereon and copyright; in each case under clause (a) and (b), that result from activities conducted in accordance with this Agreement and that are not otherwise Foreground IP. Other Improvements include all such things that result from the research, development, manufacture or use of MAPC made by or for Athersys, its Affiliates or their respective licensees or that are covered by any claim within the ATHX MAPC Background Patents.

1.23 The term “Primary Field” shall mean (a) as of the Effective Date, the Ischemic Stroke Field and (b) shall be expanded to include the ARDS/[*] Field if and only if the option to expand the Primary Field is exercised by Healios in accordance with SECTION 4.

1.24 The term “Product” shall mean (a) as of the Effective Date, any Ischemic Stroke Product and (b) shall be expanded to include any ARDS/[*] Product if and only if the option to expand the Primary Field is exercised by Healios in accordance with SECTION 4.

1.25 The term “Termination of this Agreement” shall mean any expiration of this Agreement under SECTION 12 or termination of this Agreement for any reason under SECTION 13.

1.26 The term “Territory” shall mean Japan.

1.27 The term “Trademark” shall mean any trademark owned by ATHX and licensed to Healios under this Agreement for the Product in the Territory for the Field.

SECTION 2	LICENSE OF BACKGROUND IP.

2.1 Subject to the terms and conditions of this Agreement, ATHX grants to Healios, under the ATHX MultiStem Background Patents and ATHX MultiStem Background Know-How (collectively “ATHX MultiStem Background IP”), an exclusive, non-transferable and non-assignable (except as provided pursuant to Section 19.6) license to research, develop, use, distribute, promote, market, offer for sale, sell and import Products in the Territory solely for and in the Primary Field. The foregoing license includes the right to sublicense (a) without consent of ATHX, to Affiliates of Healios and to contractors engaged by Healios or its Affiliate to develop (including to conduct clinical trials) and distribute, promote, market, offer for sale, sell and import Products in the Primary Field in the Territory and for such purpose and (b) only with the advance, written consent of ATHX, which will not be unreasonably withheld, to all other non-Affiliates of Healios or for any other purpose. The foregoing rights to import are limited to the import of Products supplied by ATHX or its Affiliate unless and until the license is granted under Section 2.2.

2.2 Subject to the terms and conditions of this Agreement, ATHX will grant to Healios under the ATHX MultiStem Background IP, a non-exclusive, non-transferable and non-assignable (except as provided pursuant to Section 19.6) license to make and have made Products worldwide solely for import into the Territory for use in the Primary Field in the Territory, upon and after any of the following events occurs:

(a) ATHX does not supply the Products to Healios at the pricing set forth in Section 10.4 or otherwise acceptable to Healios, as further provided in Section 10.5;

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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(b) ATHX fails to supply all or a material part of the amount of the Product reasonably requested by Healios by any delivery date in a binding purchase order and fails to supply the shortfall within a reasonable period from the delivery date;

(c) At least 30 days before ATHX announces that ATHX becomes insolvent;

(d) At least 30 days before ATHX voluntarily files a petition for commencement of insolvency proceedings including, without limitation, bankruptcy, liquidation and reorganization (collectively referred to as “Insolvency Proceeding”); or

(e) Prior to a court of competent jurisdiction issues (i) an order of relief in an Insolvency Proceeding with ATHX as the debtor or (ii) an order of commencement of an involuntary Insolvency Proceeding against ATHX and after such proceeding is not dismissed within 45 days after such commencement.

2.3 ATHX represents and warrants that, to the best of its knowledge as of the Effective Date, the ATHX MultiStem Background Patents for the Primary Field in the Territory are as specified in Schedule 2. ATHX shall update Schedule 2 to reflect the current state of ATHX MultiStem Background Patents in the Territory and send to Healios the updated Schedule 2 as of each anniversary of the Effective Date within a 30 day period from the anniversary.

2.4 Subject to the terms and conditions of this Agreement, ATHX grants to Healios, under the ATHX MAPC Background Patents, an exclusive, worldwide, non-transferable and non-assignable (except as provided pursuant to Section 19.6) license to use MAPC provided by ATHX or its Affiliate to Healios to research, develop, distribute, promote, market, make, have made, use, import, offer for sale, and sell Organ Bud Products in the Organ Bud Field. The foregoing license includes the right to sublicense (a) without consent of ATHX, to Affiliates of Healios and to contractors engaged by Healios or its Affiliate to research, develop (including to conduct clinical trials) and distribute, promote, market, offer for sale, and sell Organ Bud Products in the Organ Bud Field and for such purpose and (b) only with the advance, written consent of ATHX, which will not be unreasonably withheld, to all other non-Affiliates of Healios or for any other purpose. ATHX hereby consents to Healios granting a sublicense to Yokohama City University under the foregoing rights to research and develop Organ Bud Products in the Organ Bud Field.

2.5 As between the Parties, ATHX is and shall remain the sole owner of all ATHX MultiStem Background Patents and ATHX MAPC Background Patents, and ATHX shall be responsible for preparation, filing, prosecution, maintenance of all such ATHX MultiStem Background Patents and ATHX MAPC Background Patents in its sole discretion and at its sole cost and expense.

SECTION 3	FOREGROUND IP AND OTHER IMPROVEMENTS.

3.1 Subject to the terms and conditions of this Agreement, ATHX shall grant, and hereby grants immediately upon the existence of any Foreground IP of ATHX, to Healios an exclusive, non-transferable and non-assignable (except as provided pursuant to Section 19.6)

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license under the Foreground IP of ATHX to research, develop, use, distribute, promote, market, offer for sale, sell and import Products in the Territory solely for and in the Primary Field. The foregoing license includes the right to sublicense (a) without consent of ATHX, to Affiliates of Healios and to contractors engaged by Healios or its Affiliate to develop (including to conduct clinical trials) and distribute, promote, market, offer for sale, sell and import Products in the Primary Field in the Territory and for such purpose and (b) only with the advance, written consent of ATHX, which will not be unreasonably withheld, to all other non-Affiliates of Healios or for any other purpose. The foregoing rights to import are limited to the import of Products supplied by ATHX or its Affiliate unless and until the license is granted under Section 3.2.

3.2 Subject to the terms and conditions of this Agreement, ATHX will grant to Healios under the Foreground IP of ATHX, a non-exclusive, non-transferable and non-assignable (except as provided pursuant to Section 19.6) license to make and have made Products worldwide solely for import into the Territory for use in the Primary Field in the Territory, upon and after occurrence of any of the events described in clauses (a) – (e) of Section 2.2.

3.3 Subject to the terms and conditions of this Agreement, Healios shall grant, and hereby grants immediately upon the existence of any Foreground IP of Healios, to ATHX a non-exclusive, non-transferable and non-assignable (except as provided pursuant to Section 19.6) license, under the Foreground IP of Healios, with the right to grant sublicenses, to research, develop, make, have made, use, distribute, promote, market, offer for sale, sell and import Products outside the Primary Field or Territory.

3.4 Unless constrained by the agreement with any licensee of ATHX or its Affiliate, ATHX will make reasonable efforts to consult with and enable Healios to use non-clinical/clinical data, information regarding CMC, the record of discussions and meetings with regulatory agencies, and test results of the Product generated by ATHX, its Affiliate or a licensee of ATHX of the Product outside the Territory as reasonably necessary for Healios’ obtaining approval of the Product in the Primary Field in the Territory including, but not limited to, filing applications for approval. Unless constrained by the agreement with any sublicensee of Healios or its Affiliate, Healios will make reasonable efforts to consult with and enable ATHX, its Affiliates, and their licensees to use non-clinical/clinical data, information regarding CMC, the record of discussions and meetings with regulatory agencies, and test results of the Product generated by Healios, its Affiliate and their sublicensee in the Primary Field in the Territory as reasonably necessary for ATHX’s, its Affiliates’ and their licensees’ filing applications for approval of the Product outside of the Territory.

3.5 At least once per calendar year, each Party shall disclose in writing to the JSC and the other Party a general description of all new Foreground IP relating to the Primary Field and generated by such Party or any of its Affiliates since the last time reported. If a Party recognizes that any Foreground IP created by a Party and not previously disclosed to the other Party is reasonably likely to have a material impact on the activities contemplated by this Agreement, then such Party shall promptly notify the JSC and other Party of such Foreground IP. Each Party shall provide further, more detailed disclosures of any such Foreground IP as reasonably requested by the other Party or the JSC from time to time.

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3.6 Inventorship of Foreground IP and Other Improvements, whether or not patentable, shall be determined in accordance with U.S. patent laws. Authorship of Foreground IP and Other Improvements shall be determined in accordance with U.S. copyright laws.

3.7 As between the Parties, ownership of Foreground IP shall be determined as follows:

(a) ATHX shall solely own all Foreground IP for which one or more director(s), officer(s), employee(s), agent(s), representative(s), consultant(s), or independent contractor(s) of ATHX or any of its Affiliates is/are the only inventor(s) or author(s), as applicable (“Representative(s)”);

(b) Healios shall solely own all Foreground IP for which one or more Representative(s) of Healios or any of its Affiliates is/are the only inventor(s) or author(s), as applicable; and

(c) ATHX shall solely own all Foreground IP for which one or more Representative(s) of ATHX or any of its Affiliates together with one or more Representative(s) of Healios are joint inventor(s) or author(s), as applicable;

in each such case, subject to (i) the licenses granted in such Foreground IP in this SECTION 3 and (ii) Healios shall not grant any license or otherwise permit any Person to use, access or exploit any of the Foreground IP of Healios for any purpose (a) within the Territory outside of the Primary Field or (b) outside of the Territory other than for the manufacture and supply of Products to Healios for use within the Territory in the Primary Field.

3.8 ATHX shall be responsible for preparation, filing, prosecution, maintenance of all such Foreground IP of ATHX in its sole discretion and at its sole cost and expense.

3.9 Healios shall be responsible for preparation, filing, prosecution, maintenance of all such Foreground IP of Healios in its sole discretion and at its sole cost and expense.

3.10 As between the Parties, ownership of Other Improvements shall be determined consistent with inventorship, or authorship, as applicable. As between the Parties, unless otherwise mutually agreed by the Parties, ATHX shall be responsible for preparation, filing, prosecution, maintenance of all patent applications and patents that claim Other Improvements owned jointly by ATHX and Healios after obtaining a consent on the documents to be filed at the patent office from Healios, and the cost and expense of all such activities will be shared equally by the Parties. Except as provided in the preceding sentence, each of the Parties may exploit jointly-owned Other Improvements, including any issued patents granted thereon, independently of, and without accounting to, the other joint owner (subject to any applicable underlying rights of either Party that may be required to exploit such joint ownership rights).

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SECTION 4	OPTION TO EXPAND THE FIELDS.

4.1 After payment of the upfront license fee provided in Section 7.1, Healios shall have the right, conditioned upon payment of a one-time fee of $10,000,000 US Dollars (“Expansion Fee”) to expand (a) the Primary Field in the Territory to include the ARDS/[*] Field and (b) the Organ Bud Field to include all indications other than the First Indication.

4.2 To exercise its option to expand the Primary Field and the Organ Bud Field, Healios must provide notice together with the payment of the Expansion Fee to be received byATHX no later than the later of 5 P.M. Eastern Standard Time (New York) on the later of: (a) December 31, 2016 or (b) 30 days after the date upon which ATHX has provided to Healios the initial results of the ATHX study of ARDS using the ATHX MultiStem Background Patents or ATHX MultiStem Background Know How.

4.3 ATHX shall update the ATHX MultiStem Background Patents provided on Schedule 2 and the ATHX MAPC Background Patents provided on Schedule 1 upon such expansion of the Primary Field and Organ Bud Field in accordance with this SECTION 4 to show the then-current state of the patents and patent applications that are applicable to such fields after such expansion.

SECTION 5	ATHX RIGHT OF FIRST NEGOTIATION.

5.1 ATHX shall have the first right regarding commercialization of an Organ Bud Product for an indication in the Organ Bud Field in North America, as mutually agreed upon by the Parties, as provided in this SECTION 5. Such right shall exist during the period that starts on the Effective Date and ends upon the later of (a) 5 years after the Effective Date and (b) 30 days after authorization to initiate clinical studies of an Organ Bud Product under the first investigational new drug application or equivalent thereto in Japan, North America or the European Union.

5.2 During the period described in Section 5.1, before Healios starts to negotiate with any third party to grant a (sub)license for the commercialization of an Organ Bud Product in North America for the First Indication or an alternative indication as may be mutually agreed by the Parties, Healios shall first offer ATHX to grant a (sub)license under all Healios intellectual property regarding such Organ Bud Product and collaborate for the commercialization. Within a 60 day period, ATHX and Healios will negotiate the terms of a definitive agreement regarding the commercialization of such Organ Bud Product for such indication in North America and use their respective good faith efforts to enter into a definitive agreement. If, despite each Party’s good faith efforts, the Parties are not able to reach agreement, Healios shall be free to negotiate and execute an agreement with the third party.

SECTION 6	TRADEMARK.

6.1 ATHX shall select the Trademark in accordance with Laws in the Territory and taking into account advice from relevant authorities. The Trademark shall be property of ATHX.

6.2 As between the Parties, ATHX shall have the right to register and maintain the Trademark for the Product at the competent authority in the Territory including the Japan Patent Office. ATHX shall be the party to file application of and maintain the registration of Trademark and to defend the registration against any third party’s challenge including,

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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without limitation, filing of invalidation trial. ATHX shall be responsible for the costs and fees incurred in relation to filing application of, maintaining and defending the registration of the Trademark. Healios will cooperate with ATHX with respect to all such activities as reasonably requested by ATHX from time to time, including by providing such testimony, documents, samples or other materials required to prove use of the Trademark in the Territory. The reasonable out-of-pocket costs and fees incurred by Healios in connection with such cooperation shall be reimbursed by ATHX.

6.3 As between the Parties, ATHX shall have the right to enforce the Trademark against infringements or other violations thereof, shall be responsible for all costs and fees incurred in relation to such activity, and shall be entitled to retain all awards or damages in connection with such activities. Healios shall promptly notify ATHX of any known infringements or other violations of the Trademark in the Territory.

6.4 Subject to the terms and conditions of this Agreement, ATHX hereby grants to Healios and its Affiliate an exclusive, non-transferable and non-assignable license, with the right to sublicense with prior written notice to ATHX, to use the Trademark to develop, distribute, promote, market, offer for sale, sell, and import Product in the Primary Field in the Territory.

6.5 Healios shall and shall cause its Affiliate and its and their respective sublicensee to only distribute, promote, market, offer for sale, and sell Product in the Primary Field in the Territory using the Trademark. Furthermore, upon and after notice by ATHX, Healios shall refer to Product in its regulatory filings for the Primary Field in the Territory using the Trademark.

6.6 All goodwill of the Trademark generated through use of it by Healios, its Affiliate and its and their respective sublicensee will inure to the sole benefit of ATHX. Healios shall not, and shall cause its Affiliate and their respective sublicensee not to (a) use, register or apply to register the Trademark, an variant of it, any mark including it or any variant of it, or any mark confusingly similar to the Trademark or (b) do or permit to be done any act that impairs, prejudices, dilutes or infringes ATHX’s rights in the Trademark.

6.7 Healios shall and shall cause its Affiliate and its and their respective sublicensee to only use the Trademark in the form approved by ATHX from time to time, provided that the approval shall not be unreasonably withheld. Healios shall provide to ATHX samples of use of the Trademark as reasonably requested by ATHX from time to time. Healios, its Affiliate or their sublicensee may seek the foregoing approval from ATHX, which approval shall not be unreasonably withheld or delayed, for use of the Trademark in combination with any mark indicating (i) Healios, its Affiliate or their sublicensee, including, without limitation, corporate identity of Healios, its Affiliate or their sublicensee or (ii) any brand controlled or owned by Healios, its Affiliate or their sublicensee.

SECTION 7	PAYMENTS.

7.1 Healios shall pay to ATHX an upfront licensee fee of $15,000,000.00 US Dollars, less a credit of the “LOI Fee” in the amount of $245,424.29 US Dollars (representing the payment of ¥29,500,000 JPY paid by Healios under the LOI), for a total of $14,754,575.71.

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7.2 ATHX will issue an invoice for payment of the upfront licensee fee within 30 days of the Effective Date and Healios will make the payment within 15 days of the receipt of the invoice.

7.3 As partial consideration for the rights granted, Healios shall pay to ATHX the following for the Ischemic Stroke Field (“Ischemic Stroke Development Milestone Payments”), which shall be non-refundable, non-creditable towards future royalties or any other payments due from Healios under this Agreement:

[*].

7.4 As a partial consideration for the rights granted, and in addition to the milestones provided in Section 7.3, Healios shall pay to ATHX each of the following sales milestone payments upon first achievement of the corresponding Net Sales of Ischemic Stroke Products provided in Table 7.4 (“Ischemic Stroke Sales Milestone Payments”), which shall be non-refundable, non-creditable towards future royalties or any other payments due from Healios under this Agreement and shall be due within 45 days from the end of the calendar quarter in which the milestone is achieved:

Table 7.4 – Ischemic Stroke Sales Milestone Payments

[*]	[*	]

[*]	[*	]

[*]	[*	]

[*]	[*	]

7.5 After expansion of the Primary Field to include the ARDS/[*] Field in accordance with SECTION 4, Healios shall pay to ATHX, in addition to the milestone payments under Section 7.3 and 7.4, the following (“ARDS/[*] Development Milestone Payments”), which shall be non-refundable, non-creditable towards future royalties or any other payments due from Healios under this Agreement:

[*]

7.6 After expansion of the Primary Field to include the ARDS/[*] Field in accordance with SECTION 4, Healios shall pay to ATHX the following sales milestone payments upon first achievement of the Net Sales of ARDS/[*] Products provided in Table 7.6 (“ARDS/[*] Sales Milestone Payments”), which shall be non-refundable, non-creditable towards future royalties or any other payments due from Healios under this Agreement and shall be due within 45 days from the end of the calendar quarter in which the milestone is achieved:

Table 7.6 – ARDS/[*] Sales Milestone Payments

[*]	[*	]

[*]	[*	]

[*]	[*	]

[*]	[*	]

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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7.7 Healios shall notify ATHX of the occurrence of each of the milestones provided in Sections 7.3, 7.4, 7.5, or 7.6 within 30 days of each such occurrence. ATHX will provide an invoice for any such payment promptly after request by Healios, but the date of such invoice will have no effect on the due date for the payment.

7.8 As partial consideration for the rights granted, and in addition to any payments due under Sections 7.1 –7.7, Healios shall pay to ATHX royalties on the portion of Net Sales of Products in a calendar year at the rates set forth in Table 7.8 below:

Table 7.8 – Royalty Rates

Net Sales of Products	Royalty Rate

[*]	[*	]

[*]	[*	]

[*]	[*	]

[*]	[*	]

[*]	[*	]

The foregoing rates will be applied on an incremental basis throughout a calendar year. For example, [*].

7.9 As partial consideration for the rights granted, and in addition to any payments due under Sections 7.1 - 7.8, Healios shall pay to ATHX a royalty of [*] of Organ Bud Product Net Sales.

7.10 Payment of the amounts due under Sections 7.8 and 7.9 shall be made in US Dollars within 60 days from the end of each calendar quarter. To calculate the amount due in US Dollars, Healios shall convert the amount of Net Sales of Products from JPY to US Dollars using the currency conversion published by the Wall Street Journal, Eastern Edition, and based upon the average conversion rate for the calendar quarter being reported.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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7.11 All amounts required to be paid by Healios under this Agreement shall be paid in US Dollars even if the calculation of such amount is not based upon US Dollars.

7.12 Any payments made by a Party pursuant to this Agreement shall not be reduced on account of any Taxes unless required by applicable law. ATHX shall be responsible for paying any and all Taxes (other than withholding taxes required to be paid by Healios under applicable law, except to the extent that ATHX does not provide any requested IRS documentation) levied on account of, or measured in whole or in part by reference to, any payments it receives hereunder. Healios shall deduct or withhold from any such payments to ATHX any Taxes that Healios is required to deduct or withhold under applicable law. Notwithstanding the foregoing, if ATHX is entitled under any applicable Tax treaty to a reduction in the rate of, or the elimination of, applicable withholding Tax, it may deliver to Healios or the appropriate governmental authority (with the assistance of Healios to the extent that such assistance is reasonably required and is requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Healios of its obligation to withhold Tax, and Healios shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, provided that Healios has received evidence, in a form reasonably satisfactory to Healios, of ATHX’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least 10 days prior to the time that the payments are due. If, in accordance with the foregoing, Healios withholds any amount, it shall (a) timely remit to ATHX the balance of such payment excluding the withheld tax; (b) timely remit the full amount withheld to the proper governmental authority; and (c) send to ATHX written proof of remittance of the full amount withheld within 30 days following remittance.

SECTION 8	DEVELOPMENT OF PRODUCTS.

8.1 Healios shall be responsible to file applications for and to obtain and hold Conditional Approvals and Full Approvals for the Products in the Territory, as well as application for NHI Price listings for the Products in the Territory. Healios shall be the responsible Party for funding and conducting all clinical studies for the Products in the Territory. ATHX, at its discretion upon the request of Healios, will consult with and provide information and advice to Healios to support Healios’ regulatory and development activities within the Primary Field.

8.2 ATHX remains responsible to file applications for approval and to obtain and hold all regulatory approvals for Products in the Primary Field outside the Territory, at its discretion. In the event of international studies that involve the Primary Field sponsored by ATHX or any of its third party licensees of the ATHX MultiStem Background IP, Healios may elect to participate in such study as a joint participant therein provided that such participation is in compliance with all Laws and, to the extent necessary, is permitted by such third party licensee(s). If Healios participates in any such study(ies), then Healios shall be responsible for all of the direct costs associated with the study(ies) in the Territory, as well as a reasonable allocation of all of the indirect and overhead costs associated with the study based upon the % of patients in the Territory as part of the overall study(ies) or such other allocation as may be mutually agreed by the Parties.

8.3 If Healios elect to participate in international studies under the Section 8.2, the Parties shall, to their respective best efforts, coordinate international regulatory, development and reimbursement strategies for Products in the Primary Field. Each Party shall have final responsibility for its respective territory.

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SECTION 9	JOINT STEERING COMMITTEE.

9.1 In order to develop, to file applications for and to obtain and hold Conditional Approvals and Full Approvals for the Products in the Territory as smoothly and expeditiously as possible, as well as to distribute, to promote, to market and to sell the Products in the Territory as efficiently as possible, ATHX and Healios shall establish a Joint Steering Committee (the “JSC”) as a body for discussion and decision about all important courses of action to take in due course after the Effective Date.

9.2 Agenda of the JSC will cover the following:

(a) Determination of an overall development plan of Products in the Territory and the life cycle management such as commencement and/or discontinuance of development of such Products in the Territory;

(b) Reporting and review of the progress of the development plan of Products in the Territory, and revision, if necessary, of such plan;

(c) Reporting and review of the application strategy for the approval of the Products in the Territory and the strategy for filing of application thereof and for the NHI Price listings;

(d) Reporting strategy on marketing, promotion plans, the sales record and post marketing study of Products in the Territory; and

(e) Any other important matters related to development, marketing or sale of Products in the Territory for the purpose of achieving smooth and maximum penetration of Products in the Territory.

9.3 The JSC shall consist of [*]. Such representatives shall be at a senior management level, and may be changed by either Party appointing them. A chairperson of the JSC shall be appointed by Healios from its representatives.

9.4 The meetings of the JSC shall be held once a year as an ordinary meeting and at any time upon reasonable request from either Party as an extraordinary meeting for any urgent matters. The JSC shall be held face to face or by telephone/video conference; provided, however, for the reason of urgency or convenience, with respect to agenda and content the JSC may also make decisions in writing (or by electromagnetic records) if all members of the JSC have agreed in advance in writing.

9.5 In the case of failure to form unanimity in the JSC, [*] subject to Section 9.6.

9.6 When a decision of JSC is reasonably expected to have a material effect on ATHX’s development, reimbursement, pricing or commercialization outside the Primary Field or the Territory, the chairperson of the JSC shall fairly and reasonably consider the material effect of such a decision. When either Party is dissatisfied with the judgment, the Party may submit such dispute to mediation in accordance with the mediation rules of the International Chamber of Commerce. The place of mediation shall be Tokyo. The language to be used in the mediation shall be English. If the Parties cannot agree upon the course of action to be taken as a result of such mediation, either Party may submit the dispute for final resolution by arbitration pursuant to Section 19.2. Unless and until such dispute is finally resolved by such arbitration or the Parties otherwise mutual agree as to the action to be taken (or not taken) regarding the disputed subject, the judgment shall have no effect and neither Party may take such action (or refrain from taking such action) that was the subject of such judgment.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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SECTION 10	SUPPLY OF PRODUCTS AND MAPC.

10.1 Subject to the terms and conditions of this SECTION 10, ATHX or its Affiliate, itself or through competent third party manufacturer(s) (“Third Party Manufacturer(s)”) shall supply to Healios, and Healios shall order and purchase from ATHX or its Affiliate, (a) all of the Products reasonably required for the Primary Field in the Territory and (b) all of the MAPC reasonably required for use in the research and development of Organ Bud Products in the Organ Bud Field.

10.2 The Products delivered by or for ATHX or its Affiliate shall be manufactured in accordance with all Laws and shall be delivered in finished form required for use in the Primary Field in the Territory. The MAPC delivered by or for ATHX or its Affiliate shall be manufactured in accordance with all Laws, and shall be provided in forms suitable for research and development of Organ Bud Products in the Organ Bud Field, as such forms may be mutually agreed.

10.3 In addition to the payments due under SECTION 7, as partial consideration for the rights granted Healios will pay to ATHX or its Affiliate for MAPC supplied to Healios under this Agreement [*].

10.4 In addition to the payments due under SECTION 7, as partial consideration for the rights granted Healios will pay to ATHX or its Affiliate for Products supplied to Healios under this Agreement will be as follows:

[*].

10.5 ATHX and its Affiliates will use commercially reasonable efforts to be able to supply the Products pursuant to Section 10.4(a) to Healios for use in the Primary Field in the Territory [*], then the sole and exclusive remedy of Healios will be that ATHX will grant to Healios the licenses set forth in Section 2.2 and 3.2 to make and have made such Products so affected anywhere in the world solely for import into the Territory for use in the Primary Field in the Territory.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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10.6 ATHX and its Affiliates shall deliver Products and MAPC Ex-Works (Incoterms 2010) at the location of ATHX, its Affiliate or their respective Third Party Manufacturer, as may be designated by ATHX from time to time.

10.7 All payments under this SECTION 10 shall be invoiced and paid in US Dollars within 30 days from the date Healios receives the invoice from ATHX or its Affiliates.

10.8 Healios shall have the right to audit manufacturing facilities of ATHX, its Affiliates and the Third Party Manufacturer(s) that are making the Products or MAPC for delivery to Healios under this Agreement for compliance with Laws. ATHX shall permit Healios to conduct the audit upon reasonable advance notice, during normal business hours, in a manner that does not interfere with normal operations, and subject to all on-site rules and regulations for visitors, and ATHX shall cooperate with Healios in the audit. ATHX shall ensure that its contracts with the Third Party Manufacturer(s) allow such audits of Third Party Manufacturer(s).

10.9 Healios shall have the right to verify the [*] for Products and MAPC through independent accountants or auditors. ATHX shall permit the independent accountants or auditors to conduct such verification upon reasonable advance notice, during normal business hours, in a manner that does not interfere with normal operations, and subject to all on-site rules and regulations for visitors, and ATHX shall cooperate with Healios and the independent accountant s or auditors in the verification. ATHX shall make and keep records necessary for calculation of such [*] and allow the independent accounts or auditors to access and examine the records in the verification. ATHX and Healios will discuss to decide the number of independent accountants or auditors to access and examine the records in the verification. ATHX may require the independent accountants or auditors to enter into a confidentiality agreement with ATHX before undertaking any such verification, provided that the independent accountants or auditors may disclose and report the results of the verification, including, the information concerning [*], to Healios.

10.10 ATHX, its Affiliate or their Third Party Manufacturer shall provide certificates of analysis to Healios for all the Products supplied under this Agreement. Upon reasonable request from Healios, ATHX shall provide Healios with any documents that are related to the manufacturing and supply of the Products to Healios under this Agreement and that are reasonably necessary for Healios to prepare or submit its regulatory filings in relation to the Products in the Primary Field in the Territory. Upon reasonable request from Healios, ATHX shall provide Healios with any documents that are related to the manufacturing and supply of MAPC to Healios under this Agreement and that are reasonably necessary for Healios to prepare or submit its regulatory filings in relation to the Organ Bud Products in the Organ Bud Field.

10.11 ATHX may consider establishing manufacturing in the Territory to supply Products for use in the Primary Field in the Territory. If requested by ATHX, the Parties will work together to establish a suitable approach to facilitate this goal.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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SECTION 11	TECH TRANSFER.

11.1 When any of the events described in clauses (a) to (e) in Section 2.2 occurs, if requested by Healios, ATHX shall promptly begin to provide and transfer to Healios or its Affiliate any and all data, information, know-how or technology required for manufacturing the Products for the Primary Field for the Territory and support Healios so that Healios may make or have made such Products for the Primary Field for the Territory (collectively “Manufacturing Information”). Manufacturing Information shall include, without limitation, any confidential manufacturing dossier such as all specifications, SOPs and testing reports. Manufacturing Information shall cover any and all information that ATHX provides to at least one of the Third Party Manufacturer(s) of the subject Product during all or part of the term of this Agreement. If requested by Healios, ATHX will use commercially reasonable efforts to facilitate an arrangement between Healios and a Third Party Manufacturer that ATHX retains for the manufacturing of Product provided to Healios, so that [*]. Such transfer of Manufacturing Information (the “Tech Transfer”) shall be deemed completed if Healios becomes ready to manufacture or have manufactured the subject Product for the requirement in the Territory.

11.2 Notwithstanding Section 11.1 above, any of the events described in clauses (a) or (b) in Section 2.2 occurs, Healios may provide ATHX with notice thereof and its intent to exercise its rights under Section 11.1. If ATHX demonstrates within 30 days after receipt of such notice that ATHX is able to supply Healios with the subject Product for the Primary Field in the Territory [*], then Healios may not exercise such rights. If ATHX fails to so demonstrate, Healios may exercise such rights. In response to exercise of such rights by Healios upon or after ATHX’s failure to so demonstrate under this Section 11.2, ATHX shall assume the obligations as set forth in Section 11.1.

11.3 The Parties shall make their reasonable efforts, and shall reasonably cooperate with each other, so that the Tech Transfer may be completed as soon as reasonably possible after any of (a) to (e) in Section 2.1 occurs.

11.4 ATHX shall be responsible for the costs of ATHX and its Affiliates in connection with the Tech Transfer described in Section 11.1. Healios shall be responsible for the costs of Healios and its Affiliates in connection with the Tech Transfer described in Section 11.1 and any associated costs of Healios’ designated third party manufacturer, if applicable, [*].

11.5 If, at any time after Healios has exercised its right to manufacture the subject Product pursuant to Section 11.1 and before or after the Tech Transfer is completed, ATHX reasonably demonstrates that it is able to supply Healios with the subject Product for the Primary Field in the Territory [*], then Healios will purchase a reasonable proportion of its requirements of the subject Product from ATHX on a non-exclusive basis, taking into

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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account the nature and extent of Healios’ fixed manufacturing investment and third party purchase commitments and price competitiveness of ATHX, for so long as ATHX continues to demonstrate its ability to supply [*].

SECTION 12	TERM AND EXPIRATION.

This Agreement shall become effective on the Effective Date and remain in full force and effect until no intellectual property rights remain in any of the ATHX MultiStem Background IP, Foreground IP of ATHX, and ATHX MAPC Background Patents, unless terminated earlier pursuant to SECTION 13.

SECTION 13	TERMINATION; EFFECTS OF TERMINATION OF THIS AGREEMENT.

13.1 Healios may terminate this Agreement without cause with 6 months prior written notice to ATHX.

13.2 Healios may terminate this Agreement immediately by notice to ATHX in the event that ATHX is in material breach of this Agreement and fails to rectify such breach within 60 days of written notice of such breach from Healios.

13.3 ATHX may terminate this Agreement, in its entirety or in part with respect to any Product, Organ Bud Product, Ischemic Stroke Field, ARDS/[*] Field or Organ Bud Field, immediately by notice to Healios in the event Healios is in material breach of this Agreement and fails to rectify such breach within 60 days of written notice of such breach from ATHX. Without limiting the foregoing, Healios’ failure to pay any of the amounts due under SECTION 7 when due is a material breach of this Agreement.

13.4 Upon Termination of this Agreement for any reason:

(a) the provisions in Sections 1, 2.5, 3.3, 3.6-3.10, 7.10-7.12, 13.4-13.7, 15, 16, 18.6, and 19 shall survive Termination of this Agreement if and as applicable; and

(b) all obligations accruing prior to Termination of this Agreement shall remain due and owed in accordance with their respective terms.

13.5 Upon Termination of this Agreement by Healios pursuant to Section 13.1 or by ATHX pursuant to Section 13.3, Healios will work in good faith with ATHX to promptly (i) transfer to ATHX ownership of all investigator’s brochures, regulatory filings and regulatory approvals for the Product in the Primary Field in the Territory; (ii) deliver to ATHX all clinical data and information in Healios’ possession or control relating to Products, including for clarity manufacturing data, if any, in the same form in which Healios maintains such data,

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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(iii) deliver to ATHX, in the same form in which Healios maintains such items, copies of all reports, records, regulatory correspondence and other materials in Healios’ possession or control relating to the clinical development of Product in the Primary Field in the Territory.

13.6 Upon Termination of this Agreement by Healios pursuant to Sections 13.1 or 13.2, Healios may continue to sell the then-current finished goods inventory of Product in its stock as of the effective date of termination even after termination, subject to any of its obligations under SECTION 7 that result from such sales.

13.7 Upon Termination of this Agreement pursuant to SECTION 12 because no intellectual property rights remain in any of the ATHX MultiStem Background IP, Foreground IP of ATHX, and ATHX MAPC Background Patents, SECTION 6 shall remain in full force and effect; provided, however, that the license granted to Healios under Section 6.4 shall be royalty-bearing and shall terminate automatically without further action by either Party at such time that neither Healios nor any of its Affiliates or permitted sublicensees have used the Trademark in the Territory for the sale of Products for a continuous period of 1 year. The applicable royalty rate for such license shall be calculated based upon the total Net Sales of Products in a calendar year, or any partial calendar year, as appropriate, as set forth in Table 13.7 below:

Table 13.7 – Post-Term Trademark Royalty Rates

Total Net Sales of Products in the Calendar Year	Royalty Rate

[*]	[*	]

[*]	[*	]

[*]	[*	]

[*]	[*	]

[*]	[*	]

[*]

All royalties due under this Section shall be paid in accordance with and subject to Sections 7.11 and 7.11 (as if they were payments due pursuant to Section 7.8). The payment of the amounts due under this Section 13.7 shall be made in US Dollars within 60 days from the end of each calendar year. To calculate the amount due in US Dollars, Healios shall convert the amount of Net Sales of Products from JPY to US Dollars using the currency conversion published by the Wall Street Journal, Eastern Edition, and based upon the average conversion rate for the calendar year being reported. To determine the royalty rate applicable to Net Sales for a partial calendar year (such as for the period starting on Termination of this Agreement and ending at the end of the calendar year in which that occurs), [*].

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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SECTION 14	PHARMACOVIGILANCE AND DILIGENCE.

14.1 In accordance with any Laws, ATHX shall monitor and evaluate any and all adverse or undesirable events in relation to the Product arising in preclinical trials, clinical trials and post-marketing surveillance that ATHX is involved with independently of (i) the causation between prevention or treatment with the Product and the event and (ii) the characteristics of the event. If such event occurs, ATHX shall report such event required to be reported under Laws to an authority in charge in accordance with the Laws within time allowed for the report, and forward the information of such event within the shortest delay and no later than one week after becoming aware of the event.

14.2 In response to a request of Healios in relation to the event as set forth in Section 14.1, ATHX shall provide an answer in writing within one week.

14.3 The Parties shall discuss and put in place a written agreement for exchanging adverse event and other safety and pharmacovigilance information relating to the Product prior to the initiation of clinical activity by Healios.

14.4 Healios shall use commercially reasonable efforts to develop and achieve approval for the Ischemic Stroke Products in the Ischemic Stroke Field in the Territory, and, upon exercise of the option to expand such Primary Field in accordance with SECTION 4, the ARDS/[*] Products in the ARDS/[*]Field. Following any such approval, Healios shall use commercially reasonable efforts to commercialize such Products in the Primary Field throughout the Territory. Without limiting the foregoing, if Healios [*], such failure shall constitute a breach of this Section and a material breach of this Agreement subject to termination under Section 13.3. In any such event, ATHX may elect to terminate this Agreement in its entirety or in part only with respect to the particular subset of Products that are the subject of the breach.

SECTION 15	CONFIDENTIALITY.

15.1 “Confidential Information” means (a) terms of this Agreement (but not its mere existence) and (b) any and all proprietary information disclosed by one Party (“Discloser”) to the other Party (“Recipient”) under this Agreement or the MCDA, whether orally, visually, electronically such as by email or in an electric file, or in writing, which (i) if disclosed in writing or other tangible form, is clearly designated as being confidential by a mark with the word “Confidential” or a similar warning, or (ii) if disclosed orally, visually or in other non-tangible form, is disclosed as confidential at the time of disclosure, reduced to a written document describing such information and the place and date of such disclosure and provided to Recipient with a mark with the word “Confidential” or a similar warning within 30 days from the date of disclosure; provided, however, that the Confidential Information does not include information that falls under any of the following categories, which shall be proved by Recipient:

(a) Information which is publicly known at the time of disclosure by Discloser or information which becomes publicly known with no fault of Recipient after disclosure by Discloser;

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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(b) Information which is already in the possession of Recipient on or before disclosure by Discloser;

(c) Information which Recipient duly obtains from a third party who is not under any obligation to maintain the confidentiality of such information;

(d) Information which Recipient has independently developed or obtained without the benefit of information disclosed by Disclosure; or

(e) Information for which the Recipient obtains from the Discloser a prior written approval for disclosure.

15.2 Except as otherwise provided in this SECTION 15, Recipient shall hold and maintain Confidential Information in strict confidence, and shall not disclose to any third party Confidential Information without a prior written approval of Discloser and Recipient shall use Confidential Information solely for the purpose of this Agreement (“Purpose”). Notwithstanding the foregoing, Recipient may disclose Confidential Information to its directors, statutory auditors, officers, employees and agents and those of its Affiliate (collectively referred to as “Staff”) when its Staff needs to know the Confidential Information for the Purpose. Recipient shall make its Staff comply with the obligations as set forth in this SECTION 15, whether during the period in which the Staff has positions in Recipient or after the Staffs leave Recipient and shall be fully liable to Discloser for their breach of such terms as if such breach was by Recipient.

15.3 Recipient may disclose Confidential Information to its and its Affiliates’ licensees or sublicensees, as applicable, and its and their respective bankers, accountants, counsels, consultants and independent contractors (the “Outside Staff”) who need to know the Confidential Information for the Purpose or their professional duties in connection with the rights or obligations of Recipient under this Agreement, provided that Recipient shall cause the Outside Staff to be bound by no less stringent terms than those set forth in SECTION 15 (applied mutatis mutandis) and shall be fully liable to Discloser for their breach of such terms as if such breach was by Recipient.

15.4 Recipient shall manage Confidential Information with the same degree of care as it would manage its own confidential information but always with no less stringent degree of care than a reasonable care.

15.5 In the case where Recipient is required to disclose Confidential Information by any administrative or judicial organization (including the ICC for mediation or arbitration under this Agreement) or under any Law, including without limitation regulations and rules of stock exchange and, in response to the request, discloses the Confidential Information, such disclosure does not fall into any breach of the obligations as set forth in this SECTION 15. In such case, Recipient shall notify Discloser of such disclosure in advance (if an advance notice is impossible or difficult, promptly after such disclosure) and make reasonable efforts to minimize the scope of such disclosure.

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15.6 Within 60 days after Termination of this Agreement, Recipient shall promptly return to Discloser returnable materials in which Confidential Information (including reproduced/replicated Confidential Information) is recorded, or, as instructed by Discloser, destroy such materials and (ii) delete Confidential Information recorded in unreturnable materials (including that provided via email or as an attached file thereof and recorded in a hard disk drive); provided, however, that (a) digital backup files automatically generated by Recipient’s customary electronic data processing system may be retained and properly stored as confidential files for the sole purpose of backup and will be deleted in accordance with its retention policy and (b) ATHX may retain all information transferred from Healios to ATHX pursuant to Section 13.5 all of which shall thereafter be the Confidential Information of ATHX for which Healios is deemed the Recipient (notwithstanding that Healios may have first disclosed such information to ATHX) and with respect to which the exceptions in Sections 15.1(a)-(d) do not apply.

15.7 The obligations set forth in SECTION 15 shall be effective for 20 years from Termination of this Agreement.

SECTION 16	INDEMNIFICATION.

16.1 Each Party (“Indemnifying Party”) shall protect, defend, indemnify and hold the other Party (“Indemnified Party”), its Affiliate and its and their respective Staff and Outside Staff (collectively, the “Indemnitees”) harmless from and against any and all actual or threatened claims or lawsuits by any third party and all associated liabilities, losses, damages (whether or not “punitive” in nature), fees, expenses, costs, claims, demands, fines and penalties, including the burden and expense of defending against all third party claims and regulatory actions, amounts paid in settlement thereof (including interest), and reasonable attorneys’ fees and disbursements of counsel (“Liabilities”), arising out of or based upon (i) any misrepresentation or breach by the Indemnifying Party of any representation or warranty in this Agreement or (ii) any breach by the Indemnifying Party of any of the provisions of this Agreement; except in each case to the extent that any of the Liabilities are caused by or attributable to (x) negligence or willful misconduct of any of the Indemnitees, (y) any misrepresentation or breach by the Indemnified Party of any representation or warranty in this Agreement, or (z) any breach by the Indemnified Party of any of the provisions of this Agreement or any act (or omission) of an Indemnitee that if performed (or not performed) by the Indemnified Party would be a breach of any provision of this Agreement. The foregoing indemnification is conditional upon (a) the Indemnified Party shall notify the Indemnifying Party of any claim or demand for Liabilities promptly after it receives or notices the same, (b) Indemnified Party cooperating with Indemnifying Party in the defense of Indemnifying Party, and if requested, giving full control of defense to the Indemnifying Party and (c) Indemnified Party not compromising or settling such claim or demand without the prior written consent of the Indemnifying Party.

SECTION 17	INFRINGEMENT AND CHALLENGE OF RIGHTS.

17.1 When either Party (the “Notifying Party”) becomes aware of any actual or threatened infringement of the ATHX MultiStem Background IP, the Trademark or Foreground IP of ATHX by any third party in the Territory (the “Infringement by Third Party”), the Notifying Party shall promptly notify the other Party of the detailed conduct of the Infringement by Third Party and the name of the third party to the extent that the Notifying Party knows.

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17.2 Infringement by Third Party will be addressed as follows:

(a) Subject to Section 17.2(b), Healios shall have the right, but not the obligation, to attempt to stop Infringement by Third Party of the ATHX MultiStem Background IP, the Trademark or Foreground IP of ATHX in the Primary Field in the Territory, including through negotiation and litigation at its cost, to the extent that the Infringement by Third Party is related to a product(s) competing with any product in the Primary Field that is sold by Healios, its Affiliate or their sublicensee. ATHX shall provide Healios with any assistance in connection with the Healios’ activities to attempt to stop such Infringement by Third Party as reasonably requested by Healios, including by ATHX joining as a party to any such litigation or filing a joint action with Healios if Healios desires to seek an injunction against the Third Party and ATHX’s participation as a party in such litigation is required to obtain such injunction. Any recoveries resulting from such efforts will be allocated in the following priority: (i) first, in reimbursing Healios’ out of pocket expenses (including counsel fees and expenses) in undertaking such activities, (ii) second in reimbursing ATHX’s out of pocket expenses (including counsel fees and expenses) in assisting with such activities, and (iii) third, the remainder (if any) to be retained by Healios but reported as Net Sales and paid to ATHX thereon under SECTION 7. No settlement, stipulated judgment or other voluntary final disposition of litigation under this Section 17.2(a) may be undertaken by Healios without the consent of ATHX if such settlement, stipulated judgment or other voluntary final disposition would require ATHX to be subject to an injunction, admit wrong-doing, make a monetary payment or would otherwise materially adversely affect ATHX’ rights under this Agreement or any of the ATHX MultiStem Background IP, the Trademark or Foreground IP of ATHX.

(b) If Healios fails, pursuant to Section 17.2(a) to bring an action with respect to, or to terminate, the Infringement by Third Party before the earlier of (i) 180 days following the notice of alleged infringement; and (ii) 10 days before the time limit, if any, set forth in the Laws for the filing of such actions, then ATHX shall have the right, but not the obligation, to attempt to stop such infringement, including through litigation. Healios will provide ATHX with any assistance in connection with ATHX’s activities to attempt to stop Infringement by Third Party as reasonably requested by ATHX, and ATHX shall be responsible for all of the out-of-pocket costs and expenses (including counsel fees) in relation to the assistance, regardless of whether any recoveries are obtained. Any recoveries resulting from such action will be retained by ATHX. ATHX may not enter into settlements, stipulated judgments or other arrangements respecting such infringement without the prior written consent of Healios if such settlement, stipulated judgment or other arrangement would require Healios to be subject to an injunction, admit wrong-doing, make a monetary payment or would otherwise conflict with the exclusive rights granted to Healios under this Agreement.

(c) The Parties will consult with each other with respect to potential strategies for stopping the Infringement by Third Party without litigation and during litigation. Each Party will cooperate with the other Party in its efforts to stop the Infringement

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by Third Party as reasonably requested, including by joining in any such litigation as a party or participating in any such litigation as a sole party to the extent required by any Laws in the Territory.

17.3 When any third party takes any action to invalidate or to have declared unenforceable any of the ATHX MultiStem Background IP, the Trademark or Foreground IP of ATHX in any manner, including filing an invalidation trial or an opposition or as an invalidation defense, a counterclaim, declaratory judgment or other response to an allegation made by Healios or ATHX under Section 17.2, ATHX shall have the sole right to defend against, and shall take at its sole expense commercially reasonable actions to defend against, the third party’s actions or claims. In response to a request of ATHX, Healios shall provide all reasonable assistance to ATHX in connection with ATHX’s actions above. ATHX shall be responsible for all of the out-of-pocket costs and expenses reasonably incurred by Healios in connection with such assistance requested by ATHX.

17.4 When (a) either (i) any conduct under the license or the sublicense by Healios, its Affiliate or its permitted sublicensee constitutes a material risk of being deemed an infringement of any right, title or interest of any intellectual property of any third party (“Infringement of Third Party’s Right”) or (ii) any third party threatens or initiates legal actions alleging Infringement of Third Party’s Right in connection with any conduct under such license or the sublicense by Healios or its permitted sublicensee, and (b) such risk, threat or litigation is based upon the Product as supplied by ATHX, its Affiliate or a Third Party Manufacturer to Healios under this Agreement or a supply agreement contemplated hereby (“Supplied Product”) or upon the manufacturing method as transferred by ATHX to Healios pursuant to Section 11.1 to make Product for use in the Primary Field in the Territory (“Transferred Method”), then (c) if requested by Healios and subject to Section 17.5, ATHX shall [*]. ATHX shall be responsible for all of ATHX’s and its Affiliates’ costs and expenses incurred in the actions above, including, if and as applicable, (A) payments under any agreement entered between ATHX or its Affiliate, on the one hand, and the third party, on the other hand, (B) any costs and expenses of ATHX and its Affiliates for legal procedures against the third party, including the attorneys’ fees of ATHX and its Affiliates, and (C) any costs and expenses of ATHX’s and its Affiliates’ associated with their respective negotiations with the third party. Healios shall cooperate with ATHX and its Affiliates in connection with the actions above and be responsible for all of Healios’ and its Affiliates’ costs and expenses incurred in the actions above.

17.5 Notwithstanding Section 17.4, ATHX shall have no obligation thereunder:

(a) when the Supplied Product as supplied by ATHX or the Third Party Manufacturer(s) has been modified in a manner not specifically directed in writing by ATHX and without such modification exploitation of the Product would not be deemed a material risk of infringement;

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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(b) when the Transferred Method has been modified in a manner not specifically directed in writing by ATHX and without such modification exploitation of the Transferred Method would not be deemed a material risk of infringement;

(c) when the Supplied Product or the Transferred Method is exploited for any application outside of the Primary Field, outside of the Territory or in any other manner that is not licensed or that would be a breach of this Agreement;

(d) when the Supplied Product is exploited in combination with anything not provided or specifically directed in writing by ATHX and exploitation of the Product alone, as supplied by ATHX or the Third Party Manufacturer(s), would not be deemed a material risk of infringement;

(e) when the Transferred Method is exploited in combination with anything not provided or specifically directed in writing by ATHX and exploitation of the Transferred Method alone would not be deemed a material risk of infringement;

(f) for any use or methods of treatment developed by Healios; or

(g) any Liabilities incurred by Healios, its Affiliates or their respective sublicensees.

SECTION 18	REPRESENTATION AND WARRANTIES; DISCLAIMER.

18.1 Each of ATHX and Healios represents and warrants that it is duly organized and exists in good standing under the Laws of the jurisdiction in which it is organized, has the power to own its property and to carry on its business as now being conducted.

18.2 Each of ATHX and Healios represents and warrants that it has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including, without limitation, to grant the license as set forth in this Agreement, without consent of any third party and without breach of any agreements with or obligations to any third party.

18.3 Each of ATHX and Healios represents and warrants that it is not currently a party to and will not enter into agreement with an obligation to a third party inconsistent, incompatible, or conflicting with its obligations under this Agreement.

18.4 ATHX represents and warrants that, to its knowledge as of the Effective Date, the issued patents of ATHX MultiStem Background Patents in the Primary Field in the Territory and the ATHX MAPC Background Patents are valid and enforceable.

18.5 ATHX represents and warrants that, to its knowledge as of the Effective Date, the information disclosed to Healios in the course of discussion and negotiation with Healios in relation to this Agreement is true in all material respects.

18.6 EXCEPT AS PROVIDED EXPRESSLY IN THIS SECTION 18 AND IN SECTION 2.3, NEITHER ATHX NOR HEALIOS MAKES ANY REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT WHATSOEVER, AND EACH OF ATHX AND HEALIOS HEREBY DISCLAIMS ALL OTHER SUCH POTENTIAL WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF

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MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, AGAINST INFRINGEMENT, AND THOSE ARISING THROUGH COURSE OF DEALING OR TRADE OR OTHERWISE.

SECTION 19	MISCELLANEOUS.

19.1 This Agreement shall be governed by and construed under the Laws of State of New York without regard to its choice of law principles.

19.2 All disputes arising out of or relating to this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by 3 arbitrators appointed in accordance with the said Rules. The Emergency Arbitrator Provisions shall not apply. The seat of the arbitration shall be Tokyo. The language to be used in the arbitration shall be English. The award rendered by arbitration shall be final and binding upon both Parties and judgment upon the award may be entered into in any court having jurisdiction for enforcement thereof. The Parties shall treat all matters relating to the arbitration, including, but not limited to, the existence of the arbitration, all documents produced by one Party in the arbitration, or the award rendered by the arbitration as Confidential Information.

19.3 All rights and licenses of Healios or its Affiliate under this Agreement except those for Trademark are and shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any counterparts in other jurisdictions, licenses of rights to “intellectual property” as defined in Section 101 of the U.S. Bankruptcy Code, to the extent that the U.S. Bankruptcy Code or any counterparts in other jurisdictions is applicable to the rights and license. Healios may retain and exercise all of its rights and elections under the U.S. Bankruptcy Code or any counterparts in other jurisdictions.

19.4 The licenses granted by either Party under its respective intellectual property in this Agreement are limited to those specifically and expressly set forth in Sections 2.1, 2.2, 2.4, 3.1, 3.2, 3.3, and 6.4. Nothing in this Agreement does or will be construed to grant to a Party any rights in any intellectual property rights not expressly granted, in each case whether by implication, estoppel or otherwise, and neither Party will exploit or grant sublicenses in any of the intellectual property rights licensed to it outside of the scope expressly licensed to it under this Agreement. All rights not specifically granted by a Party are reserved by such Party.

19.5 NEITHER ATHX NOR HEALIOS WILL BE LIABLE UNDER THIS AGREEMENT FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES OF ANY TYPE OR NATURE, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUES, EXCEPT (A) TO THE EXTENT ANY SUCH DAMAGES ARE PAYABLE TO THIRD PARTIES IN CONNECTION WITH A INDEMNIFICATION OBLIGATION HEREUNDER, (B) FOR WILLFUL BREACH OR BREACH RESULTED FROM BAD FAITH OF ANY PROVISION OF THIS AGREEMENT, (C) FOR EXPLOITATION OF ANY OF THE INTELLECTUAL PROPERTY RIGHTS LICENSED UNDER THIS AGREEMENT OUTSIDE OF THE SCOPE LICENSED, OR (D) BREACH OF THE CONFIDENTIALITY PROVISIONS IN SECTION 20.

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19.6 Neither this Agreement nor any rights or obligations of any Party to this Agreement may be assigned or otherwise transferred by such Party without the consent of the other Party, except that a Party may assign this Agreement, without such consent, to an Affiliate or to a purchaser of or successor in interest to substantially all of that Party’s business or assets to which this Agreement pertains, through merger, sale of assets and/or sale of stock or ownership interest, consolidation or name change. Any permitted assignee shall assume all obligations of its assignor under this Agreement and provide notice of such assignment to the other Party promptly after such assignment. Any purported assignment in violation of this Section is void.

19.7 This Agreement may be executed in counterparts, each of which, when executed, are deemed to be an original and all of which together constitute one and the same document.

19.8 This Agreement together with its Exhibit(s) sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes all agreements or understandings, verbal or written, made between ATHX, Healios and their respective Affiliates with respect to the subject matter hereof, including that certain Mutual Confidential Disclosure Agreement between the Parties dated 16 October 2014 (“MCDA”) and the LOI (including the “Option Agreement” contemplated thereby); provided, however, that all information disclosed by one Party, any of its, or its or their respective Staff or Outside Staff to the other Party, any of its Affiliates, or its or their respective Staff or Outside Staff prior to the Effective Date pursuant to the MCDA will be deemed to have been disclosed pursuant to this Agreement. None of the terms of this Agreement may be amended, supplemented or modified except in writing signed by the Parties.

19.9 Headings in this Agreement are included herein for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

19.10 All notices, consents, approvals, requests or other communications required hereunder given by one Party to the other Party shall be in writing and made by (i) registered or certified air mail, postage prepaid and return receipt requested, (ii) facsimile, (iii) internationally recognized express overnight courier or (iv) delivered personally to the following addresses of the respective Parties:

If to ATHX:	ABT Holding Company
3201 Carnegie Avenue
Cleveland, OH 44115
Attention: President
Facsimile: +1.216.361.9495

with a copy to:	Jones Day
12265 El Camino Real, Suite 200
San Diego, CA 92130
Attention: Thomas A. Briggs
Facsimile: +1.858.314.1150

If to Healios:	Healios, K.K.
World Trade Center Bldg. 15F
2-4-1 Hamamatsucho,

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Minato-ku, Tokyo, 135-6115 Japan
Attention: President
Tadahisa ‘Hardy” Kagimoto,
Facsimile: +81.3.3434.7231

with a copy to:	Healios, K.K. Kobe Research Institute
Attention: Hiroyuki Mizuo
1-5-2 Minatojima-Minamimachi
Chuo-ku, Kobe, Hyogo 650-0047 Japan
Facsimile: +81.78.306.2154

Notices hereunder are deemed to be effective (i) upon receipt when made by registered or certified air mail, (ii) upon receipt when sent by facsimile, provided that the sender retains a written confirmation of the successful transmittal, (iii) upon receipt when made by internationally recognized express overnight courier, or (iv) upon delivery if personally delivered. A Party may change its address listed above by sending notice to the other Party.

19.11 The relationship between ATHX and Healios is that of independent contractors. Nothing in this Agreement shall be constructed to create a relationship of employer and employee, partner, joint venture, or principal and agent.

19.12 The invalidity or unenforceability of any term or provision in this Agreement shall not affect the validity or enforceability of any other term or provision hereof. If any of the terms or provisions of this Agreement are in conflict with any applicable law or regulation, such term(s) or provision(s) shall be deemed inoperative to the extent they may conflict therewith and shall be deemed to be modified to confirm with such law and regulation.

19.13 Any right of one Party hereto to the other Party may not be or is not deemed waived except by an instrument in writing signed by the party having such right. All rights, remedies, undertakings, obligations and agreements contained in this Agreement are cumulative and none of them are a limitation of any other remedy, right, undertaking, obligation or agreement.

[Remainder of page intentionally blank]

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IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed by their duly authorized officers upon the date set out below.

ABT Holding Company		Healios, K.K.

/s/ Gil Van Bokkelen		/s/ Tadahisa “Hardy” Kagimoto
Title:	Chairman & CEO	Title:	President

GUARANTEE BY ATHERSYS, INC.

Athersys, Inc. hereby irrevocably guarantees the performance of all of ATHX’s obligations under this Agreement.

Athersys, Inc.

/s/ Gil Van Bokkelen
Title:	Chairman & CEO

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Schedule 1

ATHX MAPC Patents in the Territory

[*]

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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Schedule 2

ATHX MultiStem Patents in the Territory

[*]

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.